EXHIBIT 10.1

SECOND WAIVER AND AMENDMENT AGREEMENT

This Second Waiver and Amendment Agreement (this “Agreement”) is entered into as of May 24, 2023, by and among ASCENT SOLAR TECHNOLOGIES, INC. (the “Company”) and each of the undersigned Purchasers (the “Consenting Purchasers”).

Recitals

WHEREAS, the Company and each of the Consenting Purchasers have entered into that certain Securities Purchase Contract, dated as of December 19, 2022 (as may from time to time be amended, modified, supplemented or restated, the “Securities Purchase Contract”), pursuant to which the Company has issued to the Purchasers (as defined in the Securities Purchase Contract) certain Advance Notes under and in accordance with the terms of the Securities Purchase Contract, as amended pursuant to that certain Wavier and Amendment Agreement, dated as of March 29, 2023, among the Company and each of the Consenting Purchasers, as amended by that certain Amendment to Waiver and Amendment Agreement, dated as of April 12, 2023 (as so amended, the “First Amendment”).

WHEREAS, pursuant to Section 2.1 of each of the Advance Notes, the Company’s receipt of notice from its Principal Market of non-compliance with a continued listing standard, even if subject to cure, shall constitute an “Event of Default” under and in accordance with the terms of the Advance Notes.

WHEREAS, pursuant to the First Amendment, the Company agreed to make certain prepayments of the Advance Notes to the Consenting Purchasers on the terms set forth therein, and the Consenting Purchasers have agreed to defer for 90 days the payments that were due to the Consenting Purchasers on each of May 18, 2023 and June 19, 2023, respectively, to August 16, 2023 and September 17, 2023, respectively (the “Prepayment Schedule Amendments”).

WHEREAS, as disclosed in its filing on Form 10-Q relating to the quarterly period ended March 31, 2023, as of the date hereof, the Company no longer meets the requirement under the NASDAQ Listing Rules of maintaining a minimum stockholders’ equity of $2.5 million (“Minimum Stockholders’ Equity Requirement”), and anticipates that it may receive from the NASDAQ, its Principal Market, a letter indicating that the Company is out of compliance with such listing standard (such letter, a “NASDAQ Non-Compliance Letter”).

WHEREAS, the Company has requested, and, in consideration for the agreements and on the terms and conditions set forth herein, the Consenting Purchasers have agreed, to (i) waive any Event of Default arising under (A) Section 2.1 of each of the Advance Notes as a result of the Company’s noncompliance with the Minimum Stockholders’ Equity Requirement and any receipt by the Company of a NASDAQ Non-Compliance Letter (and the facts and circumstances underlying the Company’s receipt of such letter) and (B) the First Amendment, relating to any failure to make the prepayments specified therein on the dates due, prior to giving effect to the Prepayment Schedule Amendments (together, the “Specified Defaults”) and (ii) notwithstanding anything in the First Amendment to the contrary, enter into the Prepayment Schedule Amendments and certain other amendments to the Securities Purchase Contract and the Advance Notes set forth in this Agreement (collectively, the “Amendments”).

WHEREAS, (i) pursuant to Section 8(b) of the First Amendment, the First Amendment may be amended by an instrument signed by the Company and the Required Holders, (ii) pursuant to Section 5.5 of the Securities Purchase Contract, any provision of the Securities Purchase Contract may be waived, modified, supplemented or amended in a written instrument signed by the Company and the Required Holders and (iii) pursuant to Section 2.2(d) and Section 5.8 of each of the Advance Notes, any Event of Default under the Advance Notes may be waived by mutual agreement of the Parties and any provision of the Advance Notes may be waived or amended in a written instrument signed by the Company and the Required Holders.

WHEREAS, upon the terms and conditions set forth herein, the Consenting Purchasers, constituting (i) the Required Holders for purposes of the Securities Purchase Contract and the First Amendment and (ii) the Required Holders and the Holders for purposes of the Advance Notes, desire to waive the Specified Defaults and to agree to the Amendments.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the meanings ascribed to such terms in the Securities Purchase Contract or the Advance Notes, as applicable.

2. Waiver. Each of the Consenting Purchasers, together constituting the Required Holders and the Holders of each of the Advance Notes, hereby waives the Specified Defaults and any impacts thereof (the “Waiver”).

3. Amendments to Securities Purchase Contract and Advance Notes. Notwithstanding anything in the Securities Purchase Contract, Advance Notes or the First Amendment to the contrary, the Company and each of the Consenting Purchasers hereby agree that, effective as of the date hereof:

(a) Amended Floor Price; Conversions Below Floor Price.

(i) The first sentence of the definition of “Floor Price” in Section 5.12(e) of each of the Advance Notes (including any Advance Notes issued in accordance with the terms of the Securities Purchase Contract after the date hereof) is hereby amended and restated to read:

“Floor Price” means $0.13 per share of Common Stock.

(ii) Section 3.1(b)(ii) of each of the Advance Notes (including any Advance Notes issued in accordance with the terms of the Securities Purchase Contract after the date hereof) is hereby amended and restated in its entirety to read as follows:

“(ii) At any time the Company receives a Notice of Conversion at a time that the Conversion Price (or, as applicable, the Alternative Conversion Price) then in effect, without regard to the Floor Price (the “Applicable Conversion Price”), is less than the Floor Price then in effect (unless such Floor Price is lowered with the written consent of the Company and the Holder of this Advance Note, which may be an e-mail), the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and, at its election (x) pay the economic difference between the Applicable Conversion Price and such Floor Price (the “Outstanding Conversion Amount”) in cash at such time or (y) pay the Outstanding Conversion Amount following the consummation of a reverse stock split by the Company (1) in cash or (2) by issuing to the Holder a number of shares of Common Stock with an aggregate value equal to the Outstanding Conversion Amount, with the value per share of Common Stock for purposes of such calculation equal to (i) if such shares are issued on or prior to August 23, 2023, the daily VWAP of the Common Stock on the Trading Day following the date of the consummation of such reverse stock split or (ii) if such shares are issued after August 23, 2023, 90% of the daily VWAP of the Common Stock on the Trading Day following the date of the consummation of such reverse stock split. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Conversion Price, minus (B) the number of shares delivered using the Floor Price multiplied by (C) the daily VWAP of the Common Stock on the Conversion Date ((A-B)*C). The failure to comply with this Section 3.1(b)(ii) in connection with a conversion shall be deemed an Event of Default, subject to Section 2.2(a).”

(b) Revised Prepayment Schedule. Notwithstanding anything in the First Amendment to the contrary, on each other prepayment date set forth in the table below (each, a “Prepayment Date”), the Company shall prepay a portion of the outstanding Principal (including any accrued and unpaid interest (if any) thereon) of the Advance Notes held by, as applicable (A) the Purchaser identified on Schedule A hereto and its Affiliates (the “Schedule A Holders”), in the aggregate amount set forth under “Schedule A Holders Aggregate Prepayment Amount” with respect to such applicable Prepayment Date in the table below, which prepayment shall be applied ratably to the Advance Notes then held by the Schedule A Holders, and (B) the Purchaser identified on Schedule B hereto and its Affiliates (the “Schedule B Holders”), in the aggregate amount set forth under “Schedule B Holders Aggregate Prepayment Amount” with respect to such applicable Prepayment Date in the table below, which prepayment shall be applied ratably to the Advance Notes then held by the Schedule B Holders, respectively, in each case of clause (A) and (B), at a price equal to 100% of such Principal plus accrued and unpaid interest thereon (if any). For the avoidance of doubt, the prepayment amounts identified in the table below reflect the aggregate amount of the prepayment to be made to the Schedule A Holders and Schedule B Holders, respectively, on each applicable Prepayment Date, including the amount of Principal and accrued and unpaid interest thereon (if any) to be repaid on such applicable Prepayment Date. The prepayment schedule set forth in this Section 3(b) shall amend and supersede the prepayment schedule set forth in Section 3(c) of the First Amendment, as amended on April 12, 2023.

Prepayment Date	Schedule A Holders Aggregate Prepayment Amount	Schedule B Holders Aggregate Prepayment Amount
April 3, 2023*	$333,333.33	—
April 13, 2023**	—	$333,333.33
August 16, 2023	$333,333.33	$333,333.33
September 17, 2023	$333,333.34	$333,333.34
Total	$1,000,000.00	$1,000,000.00

* Paid by the Company to the Schedule A Holders on April 3, 2023

** Paid by the Company to the Schedule B Holders on April 13, 2023

(c) Waiver as to Reverse Stock Split. Notwithstanding Section 4.17 of the Securities Purchase Contract, the Consenting Purchasers, constituting the Required Holders, waive Section 4.17 solely as to one reverse stock split of the Common Stock which the Company shall use reasonable best efforts to complete within 60 days of this Agreement. Further, the Company shall use its commercially reasonable efforts to (i) prior to August 16, 2023, conduct an equity or debt financing for the purpose of raising additional capital for the Company to be used for general corporate purposes and (ii) from and after August 16, 2023, maintain at least $2 million in cash. If the Company fails to comply with this Section 3(c), it shall constitute an Event of Default under the Advance Notes.

4. Limitation of Waiver and Amendment. Each of the Waivers and Amendments is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to be a waiver, amendment or modification of any other term or condition of the First Amendment, Securities Purchase Contract or any Advance Note or otherwise prejudice any right or remedy which the Consenting Purchasers may now have or may have in the future under or in connection with the First Amendment, Securities Purchase Contract or any Advance Note. Except as expressly set forth herein, each of the Consenting Purchasers reserves all of its rights, powers, and remedies under the First Amendment, Securities Purchase Contract and any Advance Notes.

5. Representations and Warranties of the Company. The Company represents and warrants to each Consenting Purchaser that:

(a) The Securities Purchase Contract as amended by this Agreement does not require any further approval by the Company’s stockholders or the Nasdaq Stock Market.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith, this Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c) The Company has not provided such Consenting Purchaser with any information that it reasonably believes constitutes material non-public information, and the Company reaffirms its obligation to comply with Section 4.6 of the Securities Purchase Contract in that regard.

(d) A breach of this Agreement by the Company shall be an Event of Default under the Securities Purchase Contract and the Advance Note issued to such Consenting Purchaser.

(e) To the extent that the Securities Purchase Contract and Advance Note issued to such Consenting Purchaser have not been amended hereby, such documents remain in effect, including Section 2.1 of the Advance Notes in the event of any further violations thereof.

6. Principal Market Compliance. Notwithstanding anything herein to the contrary, if while the Common Stock is listed on the Principal Market any of the terms, provisions, rights, covenants and restrictions set forth in this Agreement are determined by the Principal Market to be in violation of any of the applicable rules or regulations of the Principal Market (the “Principal Market Rules”), then such terms, provisions, rights, covenants or restrictions shall be of no force and effect to the extent of such noncompliance, and shall otherwise be interpreted to the extent possible in a manner consistent with compliance with such Principal Market Rules. In the event the immediately preceding sentence applies, the remainder of the terms, provisions, rights, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

7. Miscellaneous.

(a)Section 5.6 (Headings); Section 5.7 (Successors and Assigns); Section 5.8 (No Third-Party Beneficiaries); Section 5.9 (Governing Law; Exclusive Jurisdiction); Section 5.11 (Execution); Section 5.12 (Severability); Section 5.21 (Construction); and Section 5.22 (Waiver of Jury Trial) of the Securities Purchase Contract are incorporated herein by reference, mutatis mutandis.

(b)This Agreement may not be amended, and no provision hereof may be waived, except by an instrument signed by the Company and the Required Holders.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY:

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Jin H. Jo
Name:	Jin H. Jo
Title:	Chief Financial Officer

[Signature Page to Second Waiver and Amendment]

PURCHASER:

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND LTD.

By:	/s/ David Feldman
Name:	David Feldman
Title:	Portfolio Manager

[Signature Page to Second Waiver and Amendment]

PURCHASER:

SABBY VOLATILITY WARRANT MASTER FUND, LTD.

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO of Investment Manager

[Signature Page to Second Waiver and Amendment]

Schedule A

Purchaser

Schedule B

Purchaser